Exhibit 99.1

Phillip Nuciola Decides Not to Renew Contract as Chairman of the Board of Directors, Alexander Campbell Named Interim Chairman.

Phoenix, AZ August 17, 2015

Phoenix, AZ August 17, 2015 –(Marketwired) -- Core Resource Management, Inc. (OTCQB: CRMI) (“Core”) (www.coreresource.net); Core Resource Management is a Phoenix-based oil & gas company engaged in the acquisition of existing oil & gas production in partnership with established oil & gas operators in Texas, Oklahoma, and the Southwest.

Phillip Nuciola has decided not to renew contract as Chairman of the Board of Directors, effective July 6, 2015.  Alexander Campbell, current director, will serve as interim Chairman while the Board searches for a new Chairman.  Mr. Campbell brings to Core over 30 years of experience and success at Enduring Resources.  Mr. Nuciola will remain active as a consultant to Core working with Crestrock Capital.

“We are thankful for Phil’s leadership as the Company is progressing towards a successful transformation.  The decrease in commodity pricing, during the same time as the transition and integration of a recently merged company, and acquisition of additional assets, have proved challenging.  Core will continue to work diligently to position itself potential success,” said Mr. Campbell.

“I am proud of our accomplishments over the past sixteen months as we have worked together to turn around the Company.  I am sincerely grateful for the support I have received from the Board of Directors, our investors, and our team.  I will remain active as an outside consultant, while pursuing other endeavors.

Dennis W. Miller, the Chief Executive Officer and chair of the Nominating and Governance Board Committee, is leading the search for Mr. Nuciola’s replacement.

Forward Looking Statements: Statements which are not historical facts contained in this release are forward looking statements, such as "costs paid back" that involve risks and uncertainties, including but not limited to, the effect of economic conditions, the impact of competition, the results of financing efforts, changes in consumers' preferences and trends. The words "progress," "value," and "well-established" and similar expressions identify forward-looking statements, which speak only to the date the statement was made. Risk factors exist and may change the potential outcome. Such factors include, but are not limited to, the timing and extent of changes in market conditions and prices for natural gas and oil; thereby future events and actual results may differ materially from those set forth herein, contemplated by, or underlying the forward looking statements.  Investors are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made.

The information herein is subject to change without notice. Core Resource Management, Inc. shall not be liable for technical or editorial errors or omissions contained herein.

Contact:

Core Resource Management, Inc.
Dennis W. Miller
Chief Executive Officer
3131 E. Camelback Rd. STE 211
Phoenix, AZ 85016

Source: Core Resource Management, Inc.